EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our (1) report dated December 14, 2007 relating to the balance sheets of Columbia Gulf Transmission Company (“the Company”) as of December 31, 2006 and 2005, and the related statements of income, common shareholder’s equity, and cash flows and financial statement schedule for each of the three years in the period ended December 31, 2006, which report includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, “ and the adoption of FASB Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” and (2) our report dated December 14, 2007 relating to the balance sheet of NiSource Energy Partners, L.P. as of December 5, 2007, and (3) our report dated December 14, 2007 relating to the balance sheet of NiSource GP, LLC as of December 5, 2007, all appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP

Columbus, Ohio
December 21, 2007